Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-130789-06

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2)

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3)

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Power 16 CUSIPS

ISSUER: BEAR STEARNS COML MTG SECS TR 2007- PWR16

CUSIP NUMBER:	07388Y AA0
ISIN NUMBER:	US07388YAA01
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-1

CUSIP NUMBER:	07388Y AB8
ISIN NUMBER:	US07388YAB83
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-2

CUSIP NUMBER:	07388Y AC6
ISIN NUMBER:	US07388YAC66
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-3

CUSIP NUMBER:	07388Y AD4
ISIN NUMBER:	US07388YAD40
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-AB

CUSIP NUMBER:	07388Y AE2
ISIN NUMBER:	US07388YAE23
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-4

CUSIP NUMBER:	07388Y AF9
ISIN NUMBER:	US07388YAF97
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-1A

CUSIP NUMBER:	07388Y AG7
ISIN NUMBER:	US07388YAG70
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-M

CUSIP NUMBER:	07388Y AH5
ISIN NUMBER:	US07388YAH53
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-J

CUSIP NUMBER:	07388Y AJ1
ISIN NUMBER:	US07388YAJ10
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL X 144A

CUSIP NUMBER:	07388Y AL6
ISIN NUMBER:	US07388YAL65
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-2FL

CUSIP NUMBER:	07388Y AN2
ISIN NUMBER:	US07388YAN22
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-4FL

CUSIP NUMBER:	07388Y AQ5
ISIN NUMBER:	US07388YAQ52
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL A-JFL

CUSIP NUMBER:	07388Y AS1
ISIN NUMBER:	US07388YAS19
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL B 144A

CUSIP NUMBER:	07388Y AU6
ISIN NUMBER:	US07388YAU64
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL C 144A

CUSIP NUMBER:	07388Y AW2
ISIN NUMBER:	US07388YAW21
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL D 144A

CUSIP NUMBER:	07388Y AY8
ISIN NUMBER:	US07388YAY86
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL E 144A

CUSIP NUMBER:	07388Y BA9
ISIN NUMBER:	US07388YBA91
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL F 144A

CUSIP NUMBER:	07388Y BC5
ISIN NUMBER:	US07388YBC57
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL G 144A

CUSIP NUMBER:	07388Y BE1
ISIN NUMBER:	US07388YBE14
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL H 144A

CUSIP NUMBER:	07388Y BG6
ISIN NUMBER:	US07388YBG61
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL J 144A

CUSIP NUMBER:	07388Y BJ0
ISIN NUMBER:	US07388YBJ01
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL K 144A

CUSIP NUMBER:	07388Y BL5
ISIN NUMBER:	US07388YBL56
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL L 144A

CUSIP NUMBER:	07388Y BN1
ISIN NUMBER:	US07388YBN13
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL M 144A

CUSIP NUMBER:	07388Y BQ4
ISIN NUMBER:	US07388YBQ44
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL N 144A

CUSIP NUMBER:	07388Y BS0
ISIN NUMBER:	US07388YBS00
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL O 144A

CUSIP NUMBER:	07388Y BU5
ISIN NUMBER:	US07388YBU55
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL P 144A

CUSIP NUMBER:	07388Y BW1
ISIN NUMBER:	US07388YBW12
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL Q 144A

CUSIP NUMBER:	07388Y BY7
ISIN NUMBER:	US07388YBY77
ISSUE DESCRIPTION:	MTG PASSTHRU CTF CL S 144A